Exhibit 10.1

AWARD CANCELLATION AGREEMENT

This award cancellation agreement (the “Agreement”) entered into on December [   ], 2009, is by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and [                            ] (the “Grantee”).

WHEREAS, the Company and Grantee are parties to restricted stock award agreements dated September 13, 2007 (the “2007 RSA Agreement”)  and July 21, 2008 (the “2008 RSA Agreement;” the 2007 RSA Agreement and the 2008 RSA Agreement are collectively referred to herein as the “RSA Agreements”);

WHEREAS, the Company and Grantee are parties to cash incentive award agreements dated as of the same dates (the “Tandem Cash Agreements”);

WHEREAS, pursuant to the 2007 RSA Agreement, the Grantee was granted [            ] shares of restricted stock scheduled to vest as of May 1, 2010, provided certain performance measures were satisfied;

WHEREAS, pursuant to the 2008 RSA Agreement, the Grantee was granted [            ] shares of restricted stock scheduled to vest as of April 30, 2011, provided certain performance measures were satisfied;

WHEREAS, pursuant to the Tandem Cash Agreements, the Grantee was granted cash awards scheduled to vest as of May 1, 2010 and April 30, 2011, respectively, provided certain performance measures were satisfied;

WHEREAS, the Company’s Compensation Committee has determined, and the Grantee has agreed, that, based on the Company’s restructuring activities, impairment charges and the global recession, it is extremely unlikely that any of the restricted stock or cash incentives granted under the RSA Agreements or the Tandem Cash Agreements will be earned or vested; and

WHEREAS, the Company and the Grantee mutually agree that the RSA Agreements and the Tandem Cash Agreements should be terminated and all awards thereunder cancelled.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company and the Grantee agree to cancel all awards under the RSA Agreements and the Tandem Cash Agreements on the terms and conditions set forth herein.

1.             Termination of RSA Agreements.  The Company and the Grantee hereby agree that the RSA Agreements are terminated immediately and the award of [            ] shares of restricted stock under the 2007 RSA Agreement and [            ] shares of restricted stock under the 2008 RSA Agreement are cancelled immediately.  The Grantee acknowledges and agrees that he shall have no further rights under the RSA Agreements.

2.             Termination of Tandem Cash Agreements.  The Company and the Grantee hereby agree that the Tandem Cash Agreements are terminated immediately and no cash amounts shall be paid pursuant to such agreements.  The Grantee acknowledges and agrees that he shall have no further rights under the Tandem Cash Agreements.

3.             Bonus.  In consideration of agreeing to terminate the RSA Agreements and the Tandem Cash Agreements, subject to Section 4 below, the Company shall pay to Grantee the following amounts:

A.            If, at any time between the date of this Agreement and May 1, 2010, the Company declares and pays a cash dividend on its common stock, the Grantee will be paid an amount equal to the per share dividend amount multiplied by [            ]; and

B.            If, at any time between the date of this Agreement and April 30, 2011, the Company declares and pays a cash dividend on its common stock, the Grantee will be paid an amount equal to the per share dividend amount multiplied by [            ].

4.             Termination of Employment. In the event Grantee’s employment with the Company is terminated for any reason whatsoever, the Grantee shall not be entitled to the payment of any bonus amounts under Section 3 above following the date of such termination.

5.             Construction.  The construction and operation of this Agreement is governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.

6.             Amendment.  This Agreement may be amended at any time by written agreement between the Company and Grantee.

7.             No Retention Rights.  Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment of the Grantee.

8.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.             Entire Agreement.  This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement, including, without limitation, the RSA Agreements and the Tandem Cash Agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

GRANTEE	METHODE ELECTRONICS, INC.

By:
Paul G. Shelton
		Its:	Chairman, Compensation Committee